Exhibit 10.2

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of all Claims (this “Agreement”) is entered into by and between Financial Institutions, Inc., a bank holding company chartered under the laws of the State of New York, having its principal office at 220 Liberty St., Warsaw, New York 14569, and its subsidiaries and affiliates (collectively referred to as the “Company”); and Peter G. Humphrey (the “Executive” or “you”), an individual residing at 1446 South Rd., Scottsville, New York, 14546.

1. Resignation/Retirement. You agree that your retirement from the Company was effective at the close of business on August 27, 2012 (the “Separation Date”), and that by virtue of your retirement, you resigned your employment in all capacities with the Company.

2. Final Compensation and Benefits. You will receive your regular wages and employment-related benefits through August 31, 2012, all of which will be paid in accordance with the Company’s regular payroll schedule and benefit policies and practices. Your payment for employment-related benefits through August 31, 2012 will include payment for fourteen (14) accrued but unused vacation days, in the amount of Twenty-Two Thousand Eight Hundred Sixty Dollars and Forty-Five Cents ($22,860.45). You will receive such wages and benefits even if you decide not to sign this Agreement.

3. Termination of Compensation and Benefits. Except as specifically described in Paragraph 5 below, all of your compensation and employment-related benefits will end on August 31, 2012. Notwithstanding, pursuant to Section 10(a) of the Financial Institutions, Inc. 1999 Management Stock Incentive Plan, all of your outstanding, unexercised stock options are immediately vested as of the “Effective Date” of this Agreement as defined in Paragraph 26, below and may be exercised at any time prior to the earlier of: (a) the expiration date of each such stock option; or (b) 13 months from the “Effective Date” of this Agreement as defined in Paragraph 26, below. You will receive additional information regarding your rights to insurance continuation (at your expense) and your retirement benefits. To the extent that you have such rights, nothing in this Agreement will impair them. By signing this Agreement, you agree that upon receipt of the amounts described in Paragraph 2, you have received all wages, benefits and other compensation due to you.

4. Company Property.

a) By no later than August 31, 2012, you shall return to the Company all documents (and all copies thereof) and other property belonging to the Company that you have in your possession or control, with the exception of any property that the Company authorizes you in writing to retain. The documents and property to be returned by you include, but are not limited to, all files, correspondence, e-mail, memoranda, notes, notebooks, drawings, records, plans, forecasts, reports, studies, analyses, compilations of data, proposals, agreements, financial information, research and development information, customer information, marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, facsimile machines, mobile telephones and servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree to make a diligent search to locate any such documents, property and information.

b) If you have used any computer, server, or e-mail system owned by you or a member of your immediately family to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then on or before August 31, 2012, you shall provide the Company with a computer-useable copy of all such information and then permanently delete and expunge such confidential or proprietary information from those systems. You agree to provide a signed and notarized certification that you have complied with this provision on or before September 4, 2012, or in the alternative, provide a signed and notarized certification on or before September 4, 2012 that there was no Company confidential or proprietary data, material or information on any computer, server or e-mail system owned by you or a member of your immediately family, and therefore that no copying or deletion was necessary.

c) You and the Company will arrange, at a time mutually convenient, for you to remove personal items from your office and to have a Company representative download personal documents/files from the computer in your office and provide those documents/files to you on a CD, thumb drive or other mutually acceptable storage media. At this time, you will also identify items of Humphrey family memorabilia that you claim were loaned to the Company so a determination can be made which items to return to you.

d) Although you will return the Company cell phone no later than September 28, 2012, the Company will allow you to retain the cell phone number for your personal use, at your expense, and both parties agree to execute any documents necessary to accomplish the transfer of that cell phone number. You will bear the expense and pay any fees associated with that transfer.

5. Separation Benefits. In consideration of your acceptance of the terms of this Agreement, including but not limited to the obligations imposed by Paragraphs 9 through 14 of this Agreement and the Release of All Claims contained in Paragraph 6 of this Agreement, the Company will provide you with the separation benefits described in this Paragraph 5.

a) You will receive a separation pay benefit in the total amount of $1,000,000.00 less required payroll deductions and withholdings. Subject to the requirements of Paragraph 27, this separation pay benefit will be paid in equal monthly installments for a period of twenty four (24) months in accordance with the Company’s regular payroll schedule and practice. These installments will begin on the Company’s first regular pay period after October 1, 2012 provided you have executed this Agreement and the revocation period set forth in Paragraph 26 has expired with no revocation.

b) Within 30 days after the “Effective Date” of this Agreement as defined in Paragraph 26 below, you will receive a lump-sum cash payment equal to $349,950, less required payroll deductions and withholdings.

c) The Board of Directors of the Company has determined that pursuant to the discretion provided under Section 9(b)(1) of the Financial Institutions, Inc. 2009 Management Stock Incentive Plan (the “2009 Plan”), the 4,525 shares of restricted stock granted to you on February 15, 2012 will become 100% vested as of the “Effective Date” of this Agreement as defined in Paragraph 26, below.

d) The Board of Directors of the Company has determined that pursuant to the discretion provided under Section 9(b)(2) of the 2009 Plan, as soon as performance can be determined for the 2012 performance year (which shall be determined as soon as practicable following December 31, 2012, but in no event later than December 31, 2013), a pro-rated portion of the 7,721 shares of restricted stock granted to you on February 17, 2012 will become vested.

e) You will be entitled to the compensation and benefits set forth in the Supplemental Executive Retirement Agreement attached to this Agreement as Exhibit A.

f) The Company will transfer title of the 2011 BMW 550xi (valued at $42,800) to you, without further consideration, and you will be responsible for all taxes and registration fees due upon such transfer.

The Company makes no representations to you regarding the taxability and/or tax implications of this Agreement. You are solely responsible for any tax consequences associated with the payments made pursuant to this Agreement, regardless of whether the Company should have contributed and withheld taxes from the amounts paid (including Social Security and Medicare). You agree to defend, indemnify, reimburse and hold the Company harmless for any and all taxes, contributions, withholdings, fees, assessments, interest, costs, penalties and other charges that may be imposed on the Company by the Internal Revenue Service, the New York State Tax Department or any other federal, state or local taxing authority by reason of the payments above, the absence of withholdings and deductions made from certain payments above and/or your non-payment or late payment of taxes due, and you alone assume all liability for all such amounts.

You agree that you are not entitled to any other compensation or benefits of any kind or description from the Company, its successors, assigns, affiliates or related companies, or from or under any employee benefit plan or fringe benefit plan sponsored by the Company, its successors, assigns, affiliates or related companies, other than as described in this Agreement, including, but not limited to as described in Paragraph 3, and except for vested benefits under the any qualified retirement plans in which you participate.

You acknowledge and agree that, in the absence of this Agreement, you are not entitled to any of the separation benefits set forth in this Paragraph 5.

6. RELEASE OF ALL CLAIMS

a) By signing this Agreement you agree that you are releasing and waiving your right to bring any legal claim of any nature against the Company. The claims you are giving up include, but are not limited to, claims related, directly or indirectly, to ownership interests in the Company and your employment relationship with the Company, including your separation from employment. This Agreement is intended to be interpreted in the broadest possible manner to include all actual or potential legal claims you may have against the Company, except as expressly provided otherwise in Paragraph 6(d).

b) Specifically, you agree that you are fully and forever giving up all of your legal rights and claims against the Company, whether or not presently known to you, that are based on events occurring before you sign this Agreement. You agree that the legal rights and claims you are waiving include all rights and claims under, as amended, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Workers Benefit Protection Act of 1990 (the “OWBPA”), the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans With Disabilities Act of 1990 (the “ADA”), the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Equal Pay Act of 1963, the New York Human Rights Law and any similar federal, state or local statute, regulation, order or common law. You specifically agree that you are releasing claims of discrimination based upon age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability, genetic predisposition or carrier status and other legally protected categories.

c) You also agree that the legal rights and claims you are giving up include your rights under, as amended, the Family and Medical Leave Act of 1993 (“FMLA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the federal Worker Adjustment and Retraining Notification Act of 1989 (“WARN”), the New York Worker Adjustment and Retraining Notification Act (“NY WARN”), the New York Labor Law (except unemployment insurance and minimum wage claims), the New York Business Corporation Law and any similar federal, state or local statute, regulation, order or common law. You agree that the legal rights and claims you are giving up include all common law rights and claims, such as a breach of express or implied contract, tort (whether negligent or intentional), wrongful discharge, constructive discharge, infliction of emotional distress, defamation, promissory estoppel, and any claim for fraud, omission or misrepresentation, breach of express or implied duties, or violation of public policy or policies, practices, or procedures of the Company. You also agree that you are giving up and forever releasing any right you may have to attorneys’ fees for any of the rights and claims described in this Paragraph 6.

d) The claims you are giving up and releasing do not include your vested rights, if any, under any qualified retirement plan in which you participate, and your COBRA, unemployment insurance and workers’ compensation rights, if any. Nothing in this Agreement shall be construed to constitute a waiver of: (i) any claims you may have against the Company that arise from events that occur after the date that you sign this Agreement; (ii) your right to file an administrative charge with any governmental agency alleging employment discrimination or challenging the validity of this release of all claims; (iii) your right to participate in any administrative or court investigation, hearing or proceeding; or (iv) any other right that you cannot waive as a matter of law. You agree, however, to waive and release any right to receive any individual remedy or to recover any individual monetary or non-monetary damages as a result of any administrative charge, complaint or lawsuit filed by you or anyone on your behalf. In addition, the release of all claims set forth in this Agreement does not affect your rights as expressly created by this Agreement, and does not limit your ability to enforce this Agreement or to challenge the enforceability of this Agreement.

e) You agree that the release of all claims described in this Paragraph 6 applies not only to the Company, but also to the Company’s predecessors, successors and their past, current and future parents, subsidiaries, related entities, and all of their members, shareholders, officers, directors, agents, attorneys, employees, and assigns.

7. No Pending Action. You represent that, as of the date that you sign this Agreement, you have not filed any charge, complaint or action in any forum against the Company. This Agreement may be used as a complete defense in the future if you bring a lawsuit based on any claim that you have released, and if the Company prevails in such lawsuit, you will pay for all costs incurred by the Company, including reasonable attorney’s fees.

8. Future Cooperation. You agree that upon reasonable request of the Company, you will do whatever is necessary to assure an orderly transition of your work and responsibilities and to reasonably cooperate with any requests by the Company for information about the business of the Company or your involvement and participation therein. You further agree that you will fully cooperate with any investigation, audit or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation, audit or review relates to events or incidents that occurred during your employment with the Company, as well as with litigation or other proceedings involving matters that occurred during your employment by the Company. Such cooperation shall include, but not be limited to (taking into account your personal and professional obligations, including those to any new employer or entity to which you provide services), being available to meet and speak with officers or employees of the Company and/or the Company’s counsel at reasonable times and locations, executing accurate and truthful documents, giving accurate and truthful testimony, and taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effectuate the foregoing. You shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for reasonable and necessary travel and other expenses that you may incur at the specific request of the Company and as approved by the Company in advance and in accordance with its policies and procedures established from time to time. You may also receive reasonable compensation from the Company for time expended while assisting the Company with respect to investigations, audits, reviews, litigations or other proceedings. However, you and the Company agree that no compensation shall be paid for the content or substance of any testimony.

9. Confidential Information. You shall keep secret and retain the confidential nature of all Confidential Information (as defined in Paragraph 9(b) below) of or belonging to the Company and take such other precautions with respect thereto as the Company, in its sole discretion, may reasonably request.

a) You shall not at any time, whether before or after the termination of your employment, use, copy, disclose or make available any Confidential Information to any individual, corporation, partnership, trust, governmental body or other entity; except that you may use, copy or disclose any Confidential Information (i) to the extent it becomes publicly available through no fault on your part, and (ii) to the extent you are required to do so pursuant to applicable law or pursuant to a final order of a court or arbitrator having jurisdiction thereof; provided, however, that prior to such disclosure you shall promptly notify the Company in writing of any such order or request to disclose and shall cooperate fully with the Company in protecting against any such disclosure by narrowing the scope of such disclosure and/or obtaining a protective order with respect to the permitted use of the Confidential Information.

b) For purposes of this Agreement, “Confidential Information” shall mean all information pertaining to the business and operations of the Company that is not generally available to the public and the Company desires to keep confidential, including, but not limited to, information relating to the Company’s products, services, suppliers, business partners, operations, research, trade secrets, intellectual property, finances and all documents and other tangible items relating to or containing any such information. You acknowledge that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.

10. Non-Competition. You agree and acknowledge as follows:

a) You agree that the Company is engaged in a highly competitive business, and the success of the Company in the marketplace depends upon its good will and reputation. You agree that reasonable limits on your ability to engage in activities competitive with the Company are warranted to protect the Company’s substantial investment in developing and maintaining its status in the marketplace, reputation and good will.

b) For a period of two (2) years following the Separation Date, you shall not engage, anywhere within New York State or in any area outside of New York State in which the Company conducts business, whether directly or indirectly, or through any employee, agent, attorney or any other person or party acting on your behalf, as principal, owner, officer, director, agent, employee, consultant or partner, in the management of a bank holding company, commercial bank, savings bank, credit union or any other financial services provider that competes with the Company or their products or programs (“Restricted Activities”), provided that the foregoing shall neither restrict you from engaging in any Restricted Activities which the Company directs you to undertake or which the Company otherwise expressly authorizes in writing, nor shall the foregoing restrict you from owning less than 5% of the outstanding capital stock of any company that engages in Restricted Activities, provided that you are not otherwise involved with such company as an officer, director, agent, employee or consultant. You agree that this Paragraph, the scope of the territory covered, the actions restricted thereby, and the duration of such covenant are reasonable and necessary to protect the legitimate business interests of the Company. For purposes of this Agreement, “Restricted Activities” in any area outside of New York State in which the Company conducts business shall be limited to lines of business, products, services or programs that the Company offers, sells or provides outside of New York State.

11. Non-Solicitation. You agree that for a period of two (2) years following the Separation Date:

a) You will not, directly or indirectly, canvass, solicit or accept, in any manner, the business of any person (i) who or which is or was a client, customer, supplier or other business contact of the Company and/or (ii) with whom or which you acquired a relationship during your employment with the Company. In making the foregoing covenant, you acknowledge that the Company has a legitimate interest in preventing you from exploiting or appropriating the Company’s goodwill as it relates to the Company’s clients, customers, suppliers, and other business contacts, which goodwill has been created and maintained at the Company’s expense.

b) You will not, directly or indirectly (i) induce any party who or which is a customer, supplier, vendor or other business contact of the Company to patronize any business directly or indirectly in competition with the Company; or (ii) request or advise any party who or which is a customer, supplier, vendor or other business contact of the Company, or its or their successors, to withdraw, curtail, cancel or modify any such customer’s or vendor’s business with such entity.

c) You will not (i) employ, or knowingly permit any company or business directly or indirectly controlled by you, to employ, any person who was employed by the Company or its affiliates at or within one year prior to termination of your employment or (ii) in any manner to seek to induce any such person to leave his or her employment with the Company.

You acknowledge that the limitations set forth in this Paragraph are reasonable.

12. Intellectual Property. You agree that all copyrights, trademarks, trade names, servicemarks, and other intangible or intellectual property rights that you invented, conceived, developed or enhanced during your employment that relate to the business or operations of the Company or that result from any work you performed for the Company are the sole property of the Company, as the case may be, and you hereby waive any right or interest that you may otherwise have in respect thereof. Upon the reasonable request of the Company, you shall execute, acknowledge and deliver any instrument or document reasonably necessary or appropriate to give effect to this Paragraph and, at the Company’s cost, do all other acts and things reasonably necessary to enable the Company, as the case may be, to exploit the same or to obtain patents or similar protection with respect thereto.

13. No Derogatory Statements. You agree that you will not directly or indirectly make, or cause to be made, any written or oral statement or other communication that is derogatory or disparaging to the Company or the Company’s predecessors, successors or their past, current or future parents, subsidiaries, related entities, or any of their members, shareholders, officers, directors, agents, attorneys, employees, or assigns. The inclusion of specific individuals in this provision (including, but not limited to, shareholders, officers, directors, agents, attorneys and employees) to protect them from derogatory or disparaging remarks is a material term of this Agreement and intended to make such individuals third-party beneficiaries of this particular provision of the Agreement, with all applicable rights to enforce its terms in the event of a violation.

The Company agrees that the members of its Board of Directors and its Senior Management (specifically, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Director of Human Resources, Chief Information Officer and/or President and Chief of Community Banking) will not directly or indirectly make, or cause to be made, any written or oral statement or other communication that is derogatory or disparaging to you. Communications between the individuals listed above in their official capacities shall not violate this provision.

Nothing in this Agreement is intended to or shall prevent or limit you or members of the Company’s Board of Directors and Senior Management (as defined above) from providing testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. Both parties will notify the other in writing as promptly as practicable after receiving any request for testimony or information in response to a subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, regarding the anticipated testimony or information to be provided and at least fourteen (14) days prior to providing such testimony or information (or, if such notice is not possible under the circumstances, with as much prior notice as is possible).

14. Confidentiality of Agreement. You agree that you will keep the terms of this Agreement, the benefit being paid under it and the fact of its payment, confidential and that you shall not disclose such information, except that you may disclose this information to your spouse, attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you. You will instruct them, however, to maintain the confidentiality of this information just as you must maintain such confidentiality.

15. Interim Obligations. You understand and agree that the obligations contained in Paragraphs 9 to 14 above are material provisions of this Agreement, for which good and sufficient consideration is provided. However, you also acknowledge and agree that those provisions could be undermined and/or rendered ineffective if you take actions that would be violations of Paragraphs 9 to 14 of this Agreement after the Effective Date of this Agreement, between the date you were presented with a draft of this Agreement (August 24, 2012) and the Effective Date of this Agreement (the “Interim Period”). Accordingly, as a material inducement for the Company to enter this Agreement, you represent and warrant that, during the Interim Period, you did not and will not take any actions, directly or indirectly, that would be violations of this Agreement if they occurred after the Effective Date of this Agreement. This includes, but is not limited to, disclosing confidential information, engaging in Restricted Activities, soliciting customers or employees of the Company, making derogatory statements concerning the Company or any of the entities/individuals listed in Paragraph 13, and/or disclosing the terms of this Agreement or the amounts or benefits to be paid under this Agreement (other than as allowed in Paragraph 14).

16. Remedies. You acknowledge that the Company will suffer material, irreparable harm as a result of any breach the covenants contained in Paragraphs 9 through 14 of this Agreement for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of an actual or threatened breach by you of any provision of this Agreement, the Company shall, in addition to any other remedies permitted by law, be entitled to obtain remedies in equity, including, without limitation, specific performance, injunctive relief, a temporary restraining order, and/or permanent injunction in any court of competent jurisdiction, to prevent or otherwise restrain a breach of Paragraphs 9 through 14 of this Agreement, without the necessity of proving damages, posting bond or other security, and to recover any and all costs and expenses, including reasonable attorneys’ fees, incurred in enforcing this Agreement against you, and you hereby consent to the entry of such relief and agree not to contest such entry. You hereby agree and consent that such injunctive relief may be sought in any state or federal court located in Monroe County, New York. Such relief shall be in addition to and not in substitution of any other remedies available to the Company. The existence of any claim or cause of action by you against the Company, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by the Company of said covenants. You agree that you shall not defend on the basis that there is an adequate remedy at law. You further understand and agree that for the purpose of fashioning an appropriate injunctive remedy, the time periods of the restrictions set forth in Paragraphs 10 and 11 above shall be extended by any time period that you are found to be in breach of said covenants. In the event that a court of competent jurisdiction determines that the restrictions contained in this Agreement are unenforceable in whole or in part for any reason, including, without limitation, the duration, scope and remedies set forth above, then same shall not be void, but rather shall be enforced to the extent that same is deemed to be enforceable by said court, as if originally executed in that form by the parties hereto. In the event that a court of competent jurisdiction determines that you have breached any of the covenants contained this Agreement, you agree that (i) the Company shall have no further obligation to make any further payments to you under Paragraph 5 of this Agreement and you will be liable to the Company for any payments already made under Paragraph 5(a) or 5(b) above. In the event a court of competent jurisdiction determines that the Company has breached this Agreement, in addition to any other remedies available to you in law or in equity, you shall be entitled to recover any and all costs and expenses, including reasonable attorneys’ fees, incurred in enforcing this Agreement against the Company.

17. Future Employment. You agree that neither you, nor anyone acting on your behalf, will apply for or seek employment with the Company in the future. You agree that in the event you apply for or seek employment with the Company in the future, the Company is under no obligation to consider that application and may deny said application based on this Agreement.

18. No Admission of Liability. You agree that neither any payment under this Agreement, nor any term or condition of it, shall be construed by either you or the Company, at any time, as an admission of liability or wrongdoing by the Company.

19. Binding Nature. The rights and benefits of the Company under this Agreement shall be transferable to, or enforceable by or against, the Company’s successors and assigns. You agree that this Agreement also binds all persons who might assert a legal right or claim on your behalf, such as your heirs, personal representatives and assigns, now and in the future.

20. Governing Law/Interpretation. This Agreement shall be governed, construed, and interpreted, and the rights of you and the Company shall be determined in accordance with New York law, without regard to its conflicts of laws principles, except to the extent that the law of the United States governs any matter set forth herein, in which case such Federal law shall govern. The parties further agree that, whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions, which shall be fully severable and given full force and effect. However, in the event the Release of All Claims in Paragraph 6 of this Agreement or any portion thereof is determined by any court, arbitrator or agency of competent jurisdiction to be unenforceable for any reason, then the Company shall have the option to rescind this entire Agreement, and immediately recover from you any payments made pursuant to Paragraph 5 above, or to require that you execute another release that is legal and enforceable, without further consideration, payments or compensation.

21. Scope of Agreement. You agree that no promise, inducement or other agreement not expressly contained or referred to in this Agreement has been made conferring any benefit upon you. You also agree that this Agreement contains the entire agreement between the Company and you regarding your termination and supersedes and renders null and void any and all prior or contemporaneous oral or written understandings, statements, representations or promises, including the Executive Agreement between you and Financial Institutions, Inc. dated July 2, 2012 and attached to this Agreement as Exhibit B.

22. Legal Proceedings. Disputes arising under this Agreement shall be heard exclusively by the state or federal courts located in Monroe County, New York. Neither party waives any right it may have to remove such an action to the United States District Court located in Monroe County, New York.

23. Voluntary Agreement. You agree that you are voluntarily signing this Agreement, that you have not been pressured into agreeing to its terms and that you have enough information to decide whether to sign it. If, for any reason, you believe that this Agreement is not entirely voluntary, or if you believe that you do not have enough information, then you should not sign this Agreement.

24. Attorney Consultation. You are advised to consult with an attorney of your choice before signing this Agreement. By signing this Agreement, you acknowledge that you have had an opportunity to do so.

25. Period to Consider Agreement. You represent and warrant that the Company has given you a reasonable period of time, of at least twenty-one (21) days, to consider all the terms of this Agreement and for the purpose of consulting with an attorney. A draft of this Agreement was first given to you on August 24, 2012. If you execute this Agreement prior to the expiration of the 21-day period, you represent and warrant that you have freely and willingly elected to do so. The parties further agree that changes to this agreement after August 24, 2012, whether material or immaterial, do not restart the 21-day period. The Company reserves the right to withdraw its offer of this Agreement at any time after the expiration of the 21-day review period or if you take actions during the Interim Period that would be in violation of Paragraphs 9 to 14 of this Agreement if they were taken after the Effective Date of this Agreement.

26. Revocation Period; Effective Date. After you have accepted this Agreement, you will have an additional 7 calendar days in which to revoke your acceptance. If you do not revoke your acceptance, then the 8th day after the date of your signature will be the “Effective Date” of the Agreement, and you may not thereafter revoke it. To revoke this Agreement, you agree to send written notice to: Jack Benjamin, Chair of the Board of Directors, Five Star Bank, 220 Liberty Street, Warsaw, NY 14569. You acknowledge and agree that if you exercise your right to revoke this Agreement, your resignation of employment will remain valid and effective on the Separation Date and you will not be entitled to the separation benefits in Paragraph 5.

27. Section 409A.

a) The compensation and benefits under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other official guidance promulgated and issued thereunder (collectively, “Section 409A”), and this Agreement will be interpreted in a manner consistent with that intent.

b) The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to you under this Agreement. The Company shall not be liable to you for any payment made under this Agreement that is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A.

c) References to “termination of employment” and similar terms used in this Agreement mean, to the extent necessary to comply with Section 409A, the date that you first incur a “separation from service” within the meaning of Section 409A.

d) To the extent any reimbursement provided under this Agreement is includable in your income, such reimbursements shall be paid to you not later than December 31st of the year following the year in which you incur the expense and the amount of reimbursable expenses provided in one year shall not increase or decrease the amount of reimbursable expenses to be provided in a subsequent year.

e) Notwithstanding anything in this Agreement to the contrary, if at the time of your separation from service with the Company you are a “specified employee” as defined in Section 409A, and any payment payable under this Agreement as a result of such separation from service is required to be delayed by six months pursuant to Section 409A, then the Company will make such payment on the date that is six months following your separation from service with the Company. The amount of such payment will equal the sum of the payments that would have been paid to you during the six-month period immediately following your separation from service had the payment commenced as of such date. Each payment under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.

28. Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to you pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and 12 C.F.R. Part 359.

29. Dodd-Frank Clawback. Notwithstanding any other provision of this Agreement to the contrary, in order to comply with Section 10D of the Securities Exchange Act of 1934, as amended, and any regulations promulgated, or national securities exchange listing conditions adopted, with respect thereto (collectively, the “Clawback Requirements”), if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements under the securities laws, then you any shall return to the Company, or forfeit if not yet paid, the amount of any “incentive-based compensation” (as defined under the Clawback Requirements) received during the three-year period preceding the date on which the Company is required to prepare the accounting restatement, based on the erroneous data, in excess of what would have been paid to you under the accounting restatement as determined by the Company in accordance with the Clawback Requirements and any policy adopted by the Company pursuant to the Clawback Requirements.

30. Waiver of Jury Trial. EACH PARTY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. THIS WAIVER APPLIES TO ANY ACTION OR OTHER LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL.

31. BY SIGNING THIS AGREEMENT, YOU ACKNOWLEDGE THAT YOU HAVE HAD THE OPPORTUNITY TO REVIEW THIS AGREEMENT CAREFULLY WITH AN ATTORNEY OF YOUR CHOICE, THAT YOU HAVE READ THIS AGREEMENT, THAT YOU UNDERSTAND ITS TERMS, AND THAT YOU VOLUNTARILY AGREE TO THEM.

IN WITNESS WHEREOF, the Executive and the Company by its duly authorized agent, have hereunder executed this Agreement and intend to be legally bound by its provisions.

Peter G. Humphrey	Financial Institutions, Inc., on behalf of itself and its subsidiaries and affiliates

/s/ Peter G. Humphrey	(By)	/s/ John E. Benjamin

Date: August 29, 2012	Name:	John E. Benjamin

	Date	August 29, 2012

STATE OF NEW YORK)

COUNTY OF                    ) ss:

On the        day of        , 2012, before me, the undersigned, personally appeared Peter G. Humphrey personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in the capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

NOTARY PUBLIC

STATE OF NEW YORK)

COUNTY OF                    ) ss:

On the         day of        , 2012, before me, the undersigned, personally appeared                                          personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in the capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument and he/she is a                     of Financial Institutions, Inc., described in, and who, on behalf of Financial Institutions, Inc. and its subsidiaries and affiliates, executed the within instrument.

NOTARY PUBLIC

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